Exhibit 107
Calculation of Filing Fee Tables

Form S-3
(Form Type)

Daktronics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule or Instruction	Amount Registered	Proposed Maximum Aggregate Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock (no par value per share)	Rule 457(c)(1)	6,482,040(2)	$6.19(1)	$40,123,828(3)	$110.20 per $1 million	$4,422
Total Offering Amounts					$40,123,828	--	$4,422
Total Fee Offsets(4)							--
Net Fee Due							$4,422

(1)	Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is the average of the high and low prices reported for the registrant’s no par value common stock (the “Common Stock”) quoted on the Nasdaq Global Select Market on July 10, 2023.

(2)	The amount registered consists of up to 6,482,040 shares of common stock, no par value (the “Common Stock”), of Daktronics, Inc. that may be issued upon conversion of the Convertible Note, which reflects interest payments through the term of the Convertible Note and assumes the default annual rate of interest under the Convertible Note of 9% and that all interest payments are capitalized. Pursuant to Rule 416 promulgated under the Securities Act, this registration statement covers such additional and indeterminate number of shares of Common Stock that may be issued by reason of any stock dividends, stock splits, recapitalizations or similar transactions. In addition, each share of Common Stock includes one preferred stock purchase right.

(3)	Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, and based upon the average of the high and low prices per share of the Common Stock as reported on the Nasdaq Global Select Market under the symbol “DAKT” on July 10, 2023, which was $6.19 per share.

(4)	The Registrant does not have any fee offsets.

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